Exhibit 99

REGIS CORPORATION:
Jack Nielsen – Director of Finance – Investor Relations
(952) 947-7000

For Immediate Release

REGIS PROVIDES UPDATED QUARTERLY AND FISCAL YEAR 2006 GUIDANCE

-Fiscal Third and Fourth Quarter Product Margins Impacted by Several Factors-

MINNEAPOLIS, March 21, 2006 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today updated its third quarter and fiscal year earnings guidance. Third and fourth quarter earnings results are expected to be impacted by lower than forecasted product margins and lower than expected sales.

“The salon industry continues to face a challenging retail and service environment,” commented Paul D. Finkelstein, chairman and chief executive officer. “The issues impacting the salon industry, and our current business results, are disheartening. However, we consider these factors to be near-term in nature and we are committed to, and capable of, achieving stronger product margins in fiscal year 2007.”

Mr. Finkelstein continued, “The cashflow characteristics of our business model remain compelling. Fiscal year 2006 EBITDA is forecasted to be in excess of $300 million, an increase of 11 percent over fiscal year 2005.”

Product Margins

Product margins are expected to be impacted by the repackaging by suppliers of several top lines, an increase in promotional sales activity and a product mix shift. In total, lower product margins are forecasted to reduce third quarter earnings by approximately five cents per diluted share.

The Company anticipated weaker retail product margins during the third quarter due to the impact of discounting four major lines of repackaged professional hair care product. To prepare for the new packaged products, Regis has been selling Joico, KMS, Back-to-Basics and Nioxin at a discount greater than forecasted. Combined, these product lines represent approximately 12 percent of the Company’s product sales.

In addition to the discounting related to repackaging, promotional purchases by the consumer increased during the quarter. Excluding the repackaged products, approximately 24 percent of third quarter-to-date product sales were sold at a discount compared to approximately 20 percent during the comparable period a year ago.

Sales of hair care appliances at the Company’s Trade Secret concept continue to exceed expectations. Today, hair care appliances represent 12 percent of Trade Secret product sales versus nine percent a year ago. However, sales of these premium-priced products generate gross margins approximately 1,000 basis points below those of Trade Secret’s hair care products. As a result, the Company expects this product mix shift at Trade Secret to further reduce third quarter product margins.

Lower product margins are expected to impact fiscal fourth quarter as the Company continues to reduce its inventory related to the products being repackaged. Also, while the Company has negotiated improved terms on many of its hair care appliances, the product mix shift is forecasted to continue to impact near-term margins.

The Company anticipates selling through its existing inventory of supplier repackaged brands and the Company will also begin realizing the improved purchasing terms on hair care appliances in fiscal year 2007.

Sales Trends

Lower than forecasted initial sales at recently opened salons combined with quarter-to-date same-store sales results at the low end of Company guidance are expected to result in lower than forecasted sales during the third quarter. Previously, the Company forecasted third quarter consolidated same-store sales to be flat to an increase of one percent. In anticipation of lower than forecasted sales, the Company anticipates service margins for the quarter to be approximately 40 basis points lower than anticipated.

Lower sales and its impact on service margins are expected to reduce third quarter earnings by approximately three cents per diluted share.

Updated Third Quarter 2006 Outlook

The following points pertain to the fiscal third quarter ending March 31, 2006:

•                  Earnings per diluted share are forecasted to be in a range of $0.45 to $0.48, compared to $(0.37) a year ago. The year ago period included a $38.3 million, or $0.84 per diluted share, non-cash goodwill impairment charge associated with the European franchise business. Previously, the Company forecasted third quarter fiscal year 2006 earnings per diluted share to be in a range of $0.56 to $0.60.

•                  Excluding the non-cash goodwill impairment charge incurred during the third quarter of fiscal year 2005, third quarter fiscal year 2006 earnings are expected to be approximately flat with the comparable period a year ago despite Easter shifting from the third quarter in fiscal year 2005 to the fourth quarter in fiscal year 2006.

•                  EBITDA, defined as earnings before interest, taxes, depreciation and amortization, is forecasted to increase approximately 12 percent compared to the year ago period to $73 million.

•                  Consolidated revenue is forecasted to grow approximately nine percent to approximately $607 million compared to $557 million a year ago.

•                  Consolidated same-store sales are forecasted to be flat.

Fourth Quarter 2006 Outlook

The following points pertain to the fiscal fourth quarter ending June 30, 2006:

•                  Earnings per diluted share are forecasted to be in a range of $0.58 to $0.62, compared to $0.64 a year ago.

•                  EBITDA is forecasted to increase approximately eight percent compared to the year ago period to $82 million.

•                  Consolidated revenue is forecasted to grow up to nine percent to a range of $640 million to $645 million compared to $593 million a year ago.

•                  Consolidated same-store sales are forecasted to be flat to an increase of 1.5 percent.

Updated Fiscal Year 2006 Outlook

The following points pertain to the fiscal year ending June 30, 2006:

•                  Earnings per diluted share are forecasted to grow to a range of $2.10 to $2.17, compared to $1.39 a year ago. Previously, the Company forecasted fiscal year 2006 earnings per diluted share to be in a range of $2.31 to $2.37.

•                  EBITDA is forecasted to increase approximately 11 percent compared to the year ago period to $301 million.

•                  Consolidated revenue is forecasted to grow 10 percent to $2.4 billion compared to $2.2 billion a year ago.

•                  Consolidated same-store sales are forecasted to increase by an amount in a range of 0.5 to 1.0 percent.

Regis Corporation will host a conference call to discuss the details of this press release today at 3:30 p.m. Central Time. The dial-in numbers for the call are 800-257-7087 (domestic) or 303-262-2051 (international). The number for the replay of the conference call is 800-405-2236 and will be available until midnight Central Time on Thursday, March 23, 2006. The pass code is 11056546#.

The call and a replay will also be available on the internet at www.regiscorp.com.

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in salons, hair restoration centers and education. As of December 31, 2005, the Company owned or franchised 11,211 worldwide locations, which included 11,086 beauty salons, 90 hair restoration centers and 35 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These and other concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com.

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward–looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify and acquire salons and beauty schools that support its growth objectives; the ability of the Company to complete the merger with Sally Beauty Company; the ability to integrate the acquired business; the ability of the company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon and beauty school acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on

Form 10-K for the year ended June 30, 2005 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 8, 2005. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.